Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is entered into by and among AMP Holdings Inc. and AMP Electric Vehicles Inc. and Joseph Paresi  (“Paresi”). AMP Holdings Inc. and AMP Electric Vehicles Inc. are collectively referred to as “AMP”.  Paresi and AMP are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, Paresi was granted the following options and warrants:

●	Stock Options dated December 8, 2010 exercisable into 500,000 shares of common stock at $0.72 per share of which 275,000 shares of common stock have vested (the “December 2010 Option”);

●	Common Stock Purchase Warrant dated December 8, 2010 exercisable into 500,000 shares of common stock at $2.00 per share which vested on issuance (the “December 2010 Warrant”);

●	Stock Options dated May 25, 2011 exercisable into 500,000 shares of common stock at $0.60 per share of which 125,000 shares of common stock have vested (the “May 2011 Option”);

●	Stock Options dated May 25, 2011 exercisable into 1,000,000 shares of common stock at $0.72 per share of which 250,000 shares of common stock have vested (the “Second May 2011 Option”); and

●
Common Stock Purchase Warrant dated May 25, 2011 exercisable into 500,000 shares of common stock at $2.00 per share which vested on issuance (the “May 2011 Warrant” and together with the December 2010 Option, December 2010 Warrant, May 2011 Option, Second May 2011 Option, the “Paresi Securities”).

WHEREAS, AMP and Paresi desire to clarify the amount of shares of common stock that have vested under the Paresi Securities.

WHEREAS, AMP and Paresi desire to fully and finally settle and resolve all matters arising, directly or indirectly, out of Paresi’s role as the Chairman of AMP and any and all claims which the Parties may possess against each other.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, it is agreed as follows:

2.	GENERAL DISCLAIMER

This Agreement shall not in any way be construed as an admission by any Party of any unlawful or wrongful acts whatsoever against each other  or any other person or entity.  The Parties specifically disclaim any liability to, or wrongful acts against, each other  or any other person or entity.

3.	OBLIGATIONS OF THE PARTIES

(a)           This Agreement will be deemed in force and effect upon the Effective Date (as defined in Section  8  hereof).  In consideration for Paresi’s execution of this Agreement and the release set forth herein, AMP shall pay to Paresi the amount of $30,000 in back pay and $1,234.70 in past expenses (the “Payment Amount”. Note: Receipts are available for all expenses).   The Payment Amount shall be paid in full upon the earlier of AMP raising $1,000,000 in capital or AMP commencing the payment of Board Compensation  to James Taylor, CEO of AMP. AMP Agrees to notify Paresi of their plans to raise such funds and their obtainment of the amount specified. All payments shall be made by wire transfer to the following account:

Account Number: 007382501777 ABA Number: 021000322 Account Name: Joseph Paresi Bank: Bank of America
Main St Armonk, NY 10504

(b)	Mutual Releases

Except for the rights and duties specifically confirmed by or arising under this Agreement Paresi, and  each of Paresi’s  heirs, executors, administrators, successors-in-interest, legal representatives and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges AMP  from any and all charges, complaints, claims, causes of action, rights, demands, debts, obligations, damages, accountings or liabilities (including attorney’s fees and costs actually incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, Paresi  had or claims to have had, or now has or claims to have against AMP, which occurred prior to the Effective Date of this Agreement.

Except for the rights and duties specifically confirmed by or arising under this Agreement, AMP hereby irrevocably and unconditionally release, acquit and forever discharge Paresi from any and all charges, complaints, claims, causes of action, rights, demands, debts, obligations, damages, accountings or liabilities (including attorney’s fees and costs actually incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected ( including, but not limited to, those related to any agreement entered into by Paresi)  that AMP had or claims to have had, or now has or claims to have against Paresi, which occurred prior to the Effective Date of this Agreement.

(c)	Clarification of the Paresi Securities

Within 90 days of the Effective Date, Paresi will be deemed to no longer be an insider or employee of AMP and, therefore, will be entitled to utilize Rule 144 as adopted under the Securities Act of 1933, as amended, for resale of shares of common stock of AMP held by Paresi.  . AMP represents that the Vice Chairman and Chief Executive Officer of AMP has approved and consented in writing to the execution of this Agreement by AMP and no other approvals are required in order to approve the entry into and execution of  this Agreement and/or make this Agreement a valid and legally enforceable obligation and agreement on the part of AMP.  Paresi represents and warrants to AMP that Paresi has not transferred assigned and/or granted any interest to any other party.  The Parties hereby agree for services provided by Paresi to date that (i) under the December 2010 Option, an additional 75,000 shares of common stock shall vest resulting in the full vesting of an aggregate of 350,000 shares of common stock, (ii) under the May 2011 Option, an additional 125,000 shares of common stock shall vest resulting in the full vesting of an aggregate of 250,000 shares of common stock and (iii) under the Second May 2011 Option, an additional 250,000 shares of common stock shall vest resulting in the full vesting of an aggregate of 500,000 shares of common stock.  All unvested shares of common stock under the Paresi Securities shall terminate as unvested.

(d)	Resignation

Upon the Effective Date, Paresi will be deemed to have resigned all positions which he holds at AMP.  Paresi hereby acknowledges that upon the Effective Date he shall not have no right to any future position with AMP. Paresi will execute any reasonable agreement to which he is a party in order to effectuate the provisions of this Agreement.

(e)	Statements

The Parties agree that any public/private release(s) or statements by either Party with respect to this Agreement shall be mutually agreed upon in writing prior to such release; provided, however, AMP shall be obligated to file a Form 8-K Current Report with the Securities and Exchange Commission disclosing Paresi’s resignation and filing a copy of this Agreement, which Paresi shall not be entitled to review.

(f)	Prohibition on Litigation

Each Party promises and agrees that they will not file, initiate or cause to be filed or initiated, any claim, charge, suit, complaint, action or cause of action against the other Party, based upon, arising out of and/or relating to any matter which occurred prior to the Effective Date, other than for a violation of this Agreement or a breach of a representation or warranty made hereunder.  The Parties further represent to each other that they have not made any assignment and will make no assignment of any such claim or claims.

6.           NON-DISPARAGEMENT, CONFIDENTIALITY AND NON-DISCLOSURE

(a)           Non-Disparagement

By this Agreement, each Party hereby agrees that it/he will not directly or indirectly disparage or defame, or hold in negative light (in any manner, including without limitation, via Internet postings, bulletin boards, chat rooms, web sites, web forums, instant messages, discussion boards, message boards, blogs or the like) the other parties or their affiliates or their respective employees, shareholders, members, officers and directors or any of their business practices, products, services or policies.

(b)           Confidentiality and Non-Disclosure

The Parties agree not to disclose, unless required by law including any filings with the Securities and Exchange Commission, any information regarding the underlying facts leading up to or the existence or substance of this Agreement; provided, however, that the Parties may disclose the Agreement and underlying facts to a spouse (as applicable), tax advisor, and/or attorneys.  If the Parties are required by law to produce a copy or to make such a disclosure, the disclosing party will give the non-disclosing party reasonable advance notice prior to such production or disclosure.  Furthermore, except as required or expressly permitted by law, the parties will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the other party, its officers, directors, employees, and services.  The Parties will not disparage or seek to injure the reputation of the other party.  This obligation will include refraining from negative statements about the other Party’s methods of doing business, its techniques, the effectiveness of its business policies, the quality of any of its services or personnel and/or its clients.  This provision does not prohibit either Party to this Agreement from testifying truthfully or producing information pursuant to subpoena or as ordered by a court or other governmental authority.

7.           SEVERABILITY

Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the remainder of the provisions herein.

8.           EFFECTIVE DATE

The “Effective Date” of this Agreement shall be the date that each Party executes this Agreement.

9.           CONSTRUCTION

It is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  This Agreement shall be construed as a mutually prepared Agreement.

10.           INJUNCTIVE RELIEF

Each Party to this Agreement acknowledges and recognizes that a violation of this Agreement and its covenants will cause irreparable damage to the other Party and that such other Party will have no adequate remedy at law for such violation.  Accordingly, each party agrees that if the other party is injured by or threatened with a violation it shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of the Agreement or covenant.  This right to injunctive relief will be cumulative and in addition to whatever remedies the other Party may otherwise have at law.

11.           ARBITRATION

Without limiting in any way the right of either party to obtain injunctive or equitable relief in a court of competent jurisdiction, all disputes arising under this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall take place in the County, City and State of New York.  If an action is brought to enforce such provisions of this Agreement, the prevailing Party shall be entitled to recover that party’s reasonable attorney’s fees and, if the prevailing party is subjected to a provisional remedy that is later found not to have been warranted, damages from the imposition of the provisional remedy.  The award of the arbitrator shall be final and binding and may be enforced in any court of competent jurisdiction.

12.           MODIFICATION

No provision of this Agreement may be changed, altered, modified or waived except in writing and signed by Paresi and an authorized representative for AMP.

13.           NON-WAIVER

No waiver by either Party of any breach of any term or provision of this Agreement shall be construed to be, nor be, a waiver of any preceding, concurrent or succeeding breach of the same, or of any other term or provision.  No waiver shall be binding on the part of, or on behalf of, either party entering into this Agreement.

14.           ENTIRE AGREEMENT AND SUPERSEDING EFFECT

The Parties hereto acknowledge that no representation, promise or inducement has been made, other than as set forth in this Agreement, for them to enter into this Agreement, and that neither of them enters into this Agreement in reliance upon any representation, promise or inducement not set forth herein.

15.           APPLICABLE LAW, JURISDICTION

This Agreement has been made in New York and New York law applies to it, except that parol evidence shall not be admissible to modify, alter or vary the terms of this Agreement. Each of the parties hereto irrevocably consents and submits to the exclusive jurisdiction of the courts of the County, City and State of New York for the purposes of any suit, action or other proceeding in connection with or relating to this Agreement.

16.           ADMISSIBILITY

The Parties agree that this Agreement may be used as evidence in any subsequent proceeding in which any of the Parties alleges a breach of this Agreement or to enforce the provisions of this Agreement. The admissibility of this Agreement in no way alters the confidentiality between the Parties as set forth in this Agreement.

17.           FURTHER ASSURANCES

Upon written request, each Party hereto shall take, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may reasonably be requested by the other Party to effectuate the intent, and provide the other Party with the intended benefits of this Agreement.

18.           SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of and shall be binding upon the Parties, their respective administrators, executors, heirs, successors and assigns, shareholders, members, officers, directors, agents, parent companies, subsidiaries and affiliates.

19.          AUTHORITY/COUNTERPARTS/ORIGINALS

            Each Party who signs this Agreement warrants that he, or it has full authority and capacity to enter into the Agreement and to make this Agreement a legal and enforceable obligation of such Party and will defend, indemnify, and hold harmless all other Parties if that authority is later challenged. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and/or PDF copies of a Party’s signature may be treated as an original in the absence of an original signature page.

20.           VOLUNTARY AGREEMENT

The Parties to this Agreement represent and agree that they have voluntarily entered into this Agreement.

21.           ENFORCEABILITY
   The Parties have attempted to create an agreement that is lawful and enforceable in all respects.  If any or the application thereof is deemed to be illegal or otherwise invalid and unenforceable, whether in whole or in part, the provision of this Agreement invalidity shall not affect other provisions or application and to this end the provisions of this Agreement are declared to be severable.

THIS IS AN IMPORTANT LEGAL DOCUMENT.  THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.  BY SIGNING IT EACH PARTY GIVES UP THE RIGHT TO SUE ON THOSE MATTERS HEREIN DEFINED.  EACH PARTY SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE EFFECT OF THIS AGREEMENT BEFORE ACTING ON IT.  IF EITHER PARTY DOES NOT UNDERSTAND IT, DO NOT SIGN IT.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date shown below.

DATE:	April 13, 2012

AMP Holdings Inc and AMP Electric Vehicles Inc.

By:	/s/ James Taylor
James Taylor
Vice Chairman and Chief Executive Officer

/s/ Joseph Paresi
Joseph Paresi